Exhibit 5.1

VINFAST AUTO LTD.	BY EMAIL
61 Robinson Road	PRIVATE AND CONFIDENTIAL
#06-01, 61 Robinson
Singapore 068893
Attention: The Board of Directors

SENDER'S REF	RECIPIENT'S REF	DATE	PAGE
EWK/JCD/HRE/359988/1	N/A	27 March 2024	1/9

Dear Sirs

VINFAST AUTO LTD. (THE "COMPANY") – REGISTRATION STATEMENT ON FORM S-8 OF THE COMPANY

1.	Introduction

We have acted as Singapore legal counsel to VinFast Auto Ltd. (Company Registration No.: 201501874G), a public company limited by shares incorporated under the laws of the Republic of Singapore in connection with the registration statement on Form S-8 initially filed with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Securities Act") on 27 March 2024, as amended (the "Registration Statement"), for the allotment and issuance of up to 2,648,004 ordinary shares in the capital of the Company (the "Ordinary Shares") under the VinFast Auto Ltd. Incentive Award Plan (the "Incentive Award Plan").

We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

The Ordinary Shares to be registered under the Registration Statement comprises an aggregate of:

(a)	such number of Ordinary Shares (the "Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Incentive Award Plan;

(b)	such number of Ordinary Shares (the "Award Shares") underlying share awards granted pursuant to the Incentive Award Plan, the issuance of which is subject to the satisfaction of certain performance criteria within the performance period(s) prescribed by the compensation committee of the Board of Directors of the Company (the "Compensation Committee"), pursuant to the Incentive Award Plan;

(c)	such number of Ordinary Shares (the "Restricted Shares") underlying restricted share unit awards granted pursuant to the Incentive Award Plan, the issuance of which is subject to the satisfaction of certain criteria prescribed by the Compensation Committee, pursuant to the Incentive Award Plan;

(d)	such number of Ordinary Shares (the "SAR Shares") issuable, at the determination of the Compensation Committee, in satisfaction of payments payable by the Company under share appreciation rights awards granted pursuant to the Incentive Award Plan; and

(e)	such number of Ordinary Shares (the "Other Award Shares") underlying other share-based awards granted pursuant to the Incentive Award Plan, the issuance of which is subject to such terms and conditions as determined by the Compensation Committee from time to time,

(the Option Shares, Award Shares, Restricted Shares, SAR Shares and Other Award Shares to be collectively defined as the "Registration Shares").

2.	Documents

For the purposes of this opinion, we have examined the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the Incentive Award Plan as approved by the shareholders of the Company on 14 August 2023;

(c)	a copy of the Company's Certificate Confirming Incorporation of Company dated 19 January 2015 issued by the Accounting and Corporate Regulatory Authority of Singapore ("ACRA");

(d)	a copy of the Company's Certificate Confirming Incorporation Upon Conversion dated 31 July 2023 issued by ACRA;

(e)	a copy of the Constitution of the Company in effect as at 31 July 2023 (the "Listing Constitution");

(f)	copies of the resolutions in writing of the board of directors of the Company dated 15 March 2022, 14 August 2023, 7 September 2023 and 27 March 2024;

(g)	copies of the resolutions in writing passed by the shareholders of the Company dated 14 August 2023; and

(h)	a copy of the results of the instant information (company) search ("ACRA Search") of the Company through BizFile, being the business service portal of ACRA (the "Service") as at 27 March 2024.

Other than the documents expressly referred to above in this paragraph 2 (the "Documents"), we have not reviewed any other document or carried out any other enquiries or investigations (including without limitation, any due diligence on the Company) for the purposes of giving this opinion. We have assumed that the Documents contain all information required for the purposes of this opinion and as a basis for the opinions expressed herein, and there is no information contained in any other document which has not been provided to us for our review or any information not disclosed to us and which would, if so provided or disclosed, require us to amend or vary this opinion or make any further inquiry or investigation which would, in our judgment, be necessary or appropriate, for the purposes of expressing the opinions set forth herein. Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any of the Documents.

3.	Scope

This opinion relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts (the "Applicable Laws"), and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore.

This opinion speaks as of the date hereof, and no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may, affect this opinion in any respect.

4.	Assumptions

For the purposes of this opinion, we have assumed (without making any investigation) the following:

(a)	that the individual grants, purchases and issuances are made under the Incentive Award Plan and the Registration Shares are duly issued in accordance with the requirements of applicable law (including Singapore except to the extent expressed in the opinions set forth herein), the rules of the Incentive Award Plan and the individual grants, and are not void by virtue of Section 77 of the Companies Act 1967 of Singapore (the "Singapore Companies Act");

(b)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the allotment and issuance of the Registration Shares under the laws of any jurisdiction (including Singapore except to the extent expressed in the opinions set forth herein) will be duly fulfilled, performed and complied with;

(c)	that each of the individual grants, purchases and issuances under the Incentive Award Plan are within the respective capacities and powers of the Company, and has been validly authorised, executed, delivered and (if appropriate) authenticated by the Company in accordance with all relevant laws and the Listing Constitution and such authorisations remain in full force and effect and have not been revoked or varied;

(d)	any obligation expressed to be incurred or performed under the Incentive Award Plan and the allotment and issuance of the Registration Shares do not contravene (i) any provision of the laws or public policy of any jurisdiction, (ii) any of the other agreements binding on the Company or any of its assets or (iii) any judgment, order or decree of any governmental authority or court outside Singapore having jurisdiction over the Company or any of its assets, and no consent, approval, authorisation or order of or qualification with any governmental authority outside Singapore is required for the performance by the Company of its obligations under the Incentive Award Plan and the allotment and issuance of the Registration Shares;

(e)	the genuineness of any description, identity, legal capacity and authority of any signatory and the authenticity of all seals, chops and signatures and of any duty stamp or marking, the completeness and conformity to original instruments of all copies submitted to us (including the resolutions referred to in paragraphs 2(f) and 2(g)), documents referred to in this opinion and specified as being in draft form will be executed in the form of the draft presented to us with no amendments (other than amendments approved by us) and that any document submitted to us is true and complete, up to date and continues in full force and effect;

(f)	all signatures on the copies of the executed Documents reviewed by us which were applied by electronic means satisfy the requirements set out in the Electronic Transactions Act 2010 of Singapore for the valid and proper use of electronic signatures in contracts and transactions;

(g)	that the copies of the Listing Constitution, Certificate Confirming Incorporation of Company and Certificate Confirming Incorporation Upon Conversion submitted to us for examination are true, complete and up-to-date copies;

(h)	the copy of the Incentive Award Plan appended as Exhibit 4.9 to the Company's Shell Company Report on Form 20-F filed by the Company with the Commission on 18 August 2023 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended is a true, complete and up-to-date copy, and has not been revoked, rescinded, superseded or amended and is in full force and effect and no other resolution or other action has been taken which could affect the validity of the Incentive Award Plan;

(i)	that the directors' resolutions and the shareholders' resolutions of the Company referred to in paragraphs 2(f) and 2(g) above were duly and properly passed in accordance with the Listing Constitution of the Company for the time being in force and remain in full force and effect and have not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed;

(j)	all factual statements, warranties and representations contained in the documents referred to herein (including the Documents referred to in paragraph 2 above), are true, complete, accurate and correct and not misleading and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(k)	in approving the preparation, execution and filing of the Registration Statement with the Commission, the entry into the transactions contemplated in the Registration Statement and the Incentive Award Plan (including, but without limitation, the individual grants and the allotment and issuance of the Registration Shares), (i) the Company has done or will do so, in good faith and in furtherance of its substantive objects and for the legitimate purpose of carrying on its business, (ii) each director and officer of the Company has been duly appointed in accordance with applicable laws and the constitutive documents of the Company in force at that time and has properly performed his or her duties (including but not limited to fiduciary duties to such party), acted in good faith in and having regard to all relevant matters, reasonably and honestly believed that the assumption and the performance by the Company of its obligations thereunder would be in its commercial interests and for its commercial benefit, and without intention to defraud any of the creditors of the Company, and (iii) each director of the Company has disclosed and will disclose any interest which he or she may have in the Incentive Award Plan and the Registration Shares in accordance with the provisions of the Singapore Companies Act and the Listing Constitution and except as disclosed, none of the directors of the Company has or will have any interest in such transactions except to the extent permitted by the Singapore Companies Act and the Listing Constitution;

(l)	the Company is not party to any other agreement, document, arrangement or transaction which may in any way prohibit or restrict the implementation of the Incentive Award Plan and the allotment and issuance of the Registration Shares;

(m)	the Company is not insolvent at the time of the allotment and issuance of the Registration Shares and did not and will not become insolvent as a consequence of the allotment and issuance of the Registration Shares;

(n)	the information disclosed in the ACRA Search:-

(i)	is true and complete and reveals all matters which are capable of being revealed and are required to be notified to ACRA notwithstanding such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(ii)	has not since been materially altered; and

(iii)	does not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search;

(o)	no transaction in connection with, or contemplated by the Incentive Award Plan and/or the allotment and issuance of the Registration Shares is or will constitute a transaction at an undervalue, an unfair preference, an extortionate credit transaction, fraudulent trading, wrongful trading or a transaction defrauding creditors within the meaning of Sections 224, 225, 228, 238, 239 and 438 respectively of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (“IRDA”) and we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Incentive Award Plan and/or the allotment and issuance of the Registration Shares or any of the transactions contemplated pursuant to the Incentive Award Plan and/or the allotment and issuance of the Registration Shares in any jurisdiction;

(p)	the Company was not, at the time of entering into the Documents, insolvent or otherwise unable to pay its debts within the meaning of Section 125(2) of the IRDA (for which purpose account is to be taken of its contingent and prospective liabilities) and has not become so insolvent or otherwise unable to pay its debts in consequence of its adoption of or its performance of its obligations under the Incentive Award Plan or the allotment and issuance of the Registration Shares;

(q)	all consents, approvals, permits, licences, exemptions, waivers or orders required from and all lodgements, filings, notifications, recordings or registrations with any governmental or regulatory body or agency outside Singapore and all stamping requirements outside Singapore in connection with the implementation of the Incentive Award Plan and the allotment and issuance of the Registration Shares, have been or will be duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(r)	all authorisations, approvals, consents, licences, permits, orders, waivers and exemptions from, and all filings and registrations with, any Singapore governmental, regulatory or public authority or body under applicable laws for the implementation of the Incentive Award Plan and the allotment and issuance of the Registration Shares have been duly obtained, are in full force and effect and are unconditional. We do not express any opinion as to the effect on our opinions expressed herein of any compliance or non-compliance with any laws or regulations applicable to the Company or the legal or regulatory status or nature of the business of the Company other than to the extent necessary to render the opinions set forth herein;

(s)	the Company is not, and will not be, engaging in, nor is the Company aware of, misleading or unconscionable or improper conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Incentive Award Plan and/or the allotment and issuance of the Registration Shares which might render the implementation of the Incentive Award Plan, the allotment and issuance of the Registration Shares or any relevant transaction or associated activity illegal, void or voidable, irregular or invalid;

(t)	the choice of the laws of Singapore as the governing law of the Incentive Award Plan has been made in good faith and not to avoid any laws which would otherwise apply, and will be regarded as a valid and binding selection which will be upheld in the courts of any relevant jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws (other than the laws of Singapore);

(u)	to the extent that any of the obligations undertaken by the Company under the Incentive Award Plan and/or the allotment and issuance of the Registration Shares constitute financial assistance under Section 76 of the Singapore Companies Act, the Company has complied with the requirements under Section 76(9A), 76(9B), 76(9BA) or 76(10) of the Singapore Companies Act and has properly carried out and duly completed the procedures prescribed therein, and the requirements under Section 76(9C) and/or 76(CA) (as the case may be) have been and will be complied with by the Company prior to the giving of any financial assistance;

(v)	there are no provisions of the laws or public policy of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws or public policy of any jurisdiction outside Singapore may be relevant, such laws have been and will be complied with;

(w)	that the Registration Shares to be allotted and issued under the terms of the Incentive Award Plan and the individual grants will be duly registered in the names of the persons who had been so granted and issued the Registration Shares in the register of members of the Company, or in the name of the Depository Trust Company or its nominee, as the case may be, and the certificate(s) for the Registration Shares will be duly issued and delivered in accordance with the provisions of the Singapore Companies Act;

(x)	the Company was not established as a vehicle for fraud or evasion of existing legal obligations, and none of the Incentive Award Plan, the individual grants, the allotment and issuance of the Registration Shares or any of the transactions contemplated under the Incentive Award Plan constitutes or will constitute or a sham to conceal the true state of affairs of the Company;

(y)	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will be in compliance with all applicable laws of relevant jurisdictions at the time the Registration Shares are allotted and issued as contemplated by the Registration Statement, and all the Registration Shares will be duly offered, sold, registered and delivered in accordance with the terms of the applicable laws of the relevant jurisdictions in the manner stated in the Registration Statement and the Incentive Award Plan;

(z)	that the directors' resolutions and the shareholders' resolutions of the Company referred to in paragraphs 2(f) and 2(g) above were duly and properly passed in accordance with the Listing Constitution of the Company for the time being in force and remain in full force and effect and have not been revoked, rescinded or varied as at the date of this opinion, and such resolutions where required to be filed with ACRA have been duly filed, and that all signatures of the persons named in each of the resolutions in writing are authentic and genuine, and no resolution or other action has been taken that may affect the validity of the resolutions referred to in this opinion and, with respect to directors' resolutions, the interests of each director required to be disclosed and the exercise of powers by such interested directors, in each case pursuant to applicable laws and the Listing Constitution were duly disclosed and observed; no action has been taken or will be taken and none of the Company nor any of its officers or employees has any notice of any matter which would affect the validity and regularity of such resolutions; all factual statements, warranties and representations made or implied in the documents referred to herein (including the Documents referred to in paragraph 2 above) are true, complete, accurate and correct and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(aa)	the Company is not entitled to claim immunity from suit, execution, attachment or legal process in any proceedings taken in Singapore in relation to the Incentive Award Plan and/or the allotment and issuance of the Registration Shares;

(bb)	insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Laws, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein;

(cc)	in relation to each individual grant, purchase and issuance made under the Incentive Award Plan including the allotment and issuance of the Registration Shares:

(1)	the Company will have obtained, at the time of each individual grant, purchase and issuance made under the Incentive Award Plan including the allotment and issuance of the Registration Shares, satisfaction or waiver of all applicable pre-emption rights, and receipt of all necessary directors' resolutions and the shareholders' resolutions of the Company for such individual grant, purchase and issuance made under the Incentive Award Plan and such allotment and issuance of the Registration Shares, including a mandate from the shareholders of the Company to allot and issue such Registration Shares pursuant to Section 161 of the Singapore Companies Act (the "Share Issue Mandate") which Share Issue Mandate will not have expired in accordance with its terms or been previously revoked by the Company in a general meeting, such resolutions being duly and properly passed in accordance with the Listing Constitution of the Company for the time being in force and the Singapore Companies Act, remaining in full force and effect and having not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed; and

(2)	the Board of Directors of the Company, or as the case may be, the Compensation Committee shall:

(AA)	before the issue of the Option Shares, resolve to approve the allotment and issuance by the Company of the Option Shares in accordance with the terms of the Incentive Award Plan upon the exercise of subscription rights represented by the outstanding Options; and

(BB)	before the issue of the Award Shares, Restricted Shares, SAR Shares and Other Award Shares, resolve to approve the allotment and issuance of the Award Shares, Restricted Shares, SAR Shares and Other Award Shares respectively, all in accordance with the terms of the Incentive Award Plan; and

(dd)	the Listing Constitution is not amended in a manner which would have the effect of rendering any of our opinions in paragraph 5 below inaccurate.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

5.	Opinion

Based on our review of the Documents and subject to the assumptions, qualifications and limitations set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that the Registration Shares, when issued and delivered by the Company in accordance with the Listing Constitution and the terms set out in the Incentive Award Plan, and pursuant to the laws of Singapore against full payments of such amounts required in accordance with the rules of the Incentive Award Plan and the individual grants, will be validly issued, fully-paid and non-assessable.

For the purposes of this opinion, we have assumed that the term "non-assessable" in relation to the Registration Shares means under Singapore law that holders of such shares having fully paid up all amounts due on such shares, or such shares having been credited as fully paid up, as the case may be, as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

6.	Qualifications

Our opinions expressed in this opinion are subject to the following further qualifications:

(a)	we express no opinion as to any laws other than the Applicable Laws as in force as at the date of this opinion and insofar as any law other than the Applicable Laws may be relevant to this opinion, we have taken no account of, and have made no investigation of, such laws and have assumed that no such laws would affect the opinions stated herein;

(b)	we have not undertaken any independent investigation or verified the accuracy or completeness of the facts and information (including any statements of foreign law) of the information which we have obtained (including the Documents or documents incorporated by reference in any of the Documents) and we are not responsible for investigating or verifying the correctness of any such facts or information or whether any material fact has been omitted from such documents (including the Documents or documents incorporated by reference in any of the Documents). We do not express any opinions as to any matters of fact generally, including statements of foreign law, or the reasonableness of any statements of opinion;

(c)	the information that we obtained from the Service may not, however, be complete or up-to-date and may in fact contain errors or omissions because the requisite notices or resolutions may either not have been filed by the relevant persons with the Service in a timely manner or having been filed with the Service, have not been processed (or been delayed in its processing) by the Service and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Service or as a result of incomplete or inaccurate information contained in the filings made with the Service;

(d)	under Singapore law, holders of book-entry interests in the shares of the Company deposited with the Depository Trust Company will not be recognised as shareholders of the Company unless registered as such in the register of members of the Company; and

(e)	we express no opinion as to any of the documents that may be referred to in the Incentive Award Plan nor information or documents incorporated by reference in any of the Documents nor to documents executed or transactions effected ancillary to the Incentive Award Plan and/or the allotment and issuance of the Registration Shares or any other matters, except such Documents as have been set forth in paragraph 2 herein (excluding documents incorporated by reference in any of the Documents); and

(f)	we express no opinion as to the validity, binding effect or enforceability of any provision incorporated in the Incentive Award Plan, the individual grants or, where applicable, the Registration Shares by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions.

No qualification specified above or any other part of this opinion is limited by reference to any other qualification.

7.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

8.	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person's purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement, the Incentive Award Plan, the allotment and issuance of the Registration Shares or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP

Rajah & Tann Singapore LLP